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                                                                     EXHIBIT 11


                             COMPUTATION OF INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (In thousands, except per share amounts)

                                                 Three Months Ended             Six Months Ended
                                                     January 31,                   January 31,
                                              ------------------------      ------------------------
                                                1996           1997           1996           1997
                                              ---------      ---------      ---------      ---------
PRIMARY INCOME PER SHARE:

Weighted average shares of common stock
   outstanding (1)                               17,938         18,639         17,663         18,510
                                              =========      =========      =========      =========

Primary income per share                      $     .07      $     .35      $     .17      $     .63
                                              =========      =========      =========      =========

FULLY DILUTED INCOME PER SHARE:

Weighted average shares of common stock
   outstanding (1)                               17,938         18,639         17,663         18,510

Shares issuable from assumed conversion of:
   Warrants                                          80             79             46            126
   Stock options (1)                                 16            341              8            358
                                              ---------      ---------      ---------      ---------

Weighted average shares of common
   stock outstanding, as adjusted                18,034         19,059         17,717         18,994
                                              =========      =========      =========      =========


Fully diluted income per share                $     .07(2)   $     .34(2)   $     .17(2)   $     .61(2)
                                              =========      =========      =========      =========

NET INCOME FOR PRIMARY AND
   FULLY DILUTED COMPUTATION:

Net income (3)                                $   1,269      $   6,507      $   2,959      $  11,675
                                              =========      =========      =========      =========

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(1)  Weighted average shares of common stock outstanding and shares issuable from the assumed conversion of stock options for all periods have been restated to include Exchangeable Shares and VES options (See Note 2 of Notes to the Consolidated Financial Statements) on an equivalent share basis.

(2) This calculation is submitted in accordance with Item 601(b)11 of Regulation S-K although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because warrants and options result in dilution of less than 3%.

(3)  As combined - See Note 2 of Notes to the Consolidated Financial Statement.




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